Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Third Quarter Earnings of $2.5 Million
And Quarterly Cash Dividend of $0.08 Per Share

•	Net income for the three months ended September 30, 2015 totaled $2.5 million, or $0.30 per diluted share, compared to $5.2 million, or $0.64 per diluted share, for the same period in 2014.

•	Net income for the nine months ended September 30, 2015 totaled $6.4 million, or $0.79 per diluted share, compared to $10.0 million, or $1.24 per diluted share, for the same period in 2014.

•
Gross loans outstanding at September 30, 2015, excluding loans held for sale, totaled $762.9 million, an increase of $57.9 million for the nine months ended September 30, 2015, supporting an 11.0% annualized growth rate.

•
The allowance for loan losses remained strong and totaled 1.77% of total loans outstanding and 83.2% of nonaccrual loans at September 30, 2015. The coverage ratio of the reserve to nonaccrual loans has declined since year end, due primarily to one large relationship, in which no loss is currently expected.

•	The Board of Directors declared a cash dividend of $0.08 per common share, payable November 13, 2015 to shareholders of record as of November 4, 2015.

SHIPPENSBURG, PA (October 21, 2015) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three and nine months ended September 30, 2015. Net income was $2.5 million for the three months ended September 30, 2015, compared to $5.2 million for the same period in 2014. For the nine months ended September 30, 2015, net income was $6.4 million, compared to $10.0 million for the same period in 2014. Diluted earnings per share amounted to $0.30 and $0.79 for the three and nine months ended September 30, 2015, compared to $0.64 and $1.24 for the same periods in 2014. A negative provision for loan losses, or reversal of amounts previously provided, influenced the results of operations for all periods presented, with $603 thousand recorded for the three and nine months ended September 30, 2015, compared to a negative provision of $2.9 million for the three and nine months ended September 30, 2014. Further affecting comparability between the two periods is that for the first three quarters of 2015, income tax expense totaled $1.5 million, compared to $24 thousand for the corresponding periods in the prior year, as no federal income tax expense was recorded in 2014 due to the valuation allowance established on the net deferred tax asset.

Thomas R. Quinn, Jr., President and Chief Executive Officer, stated, "We are pleased to see the sustained momentum in loan and deposit growth through the third quarter.  Much of the growth we have experienced comes from customers who value a community bank model focused on individual attention and local decision making.   We believe we are well positioned to continue to take full advantage of further industry consolidation in the region."

Quinn added, "With the momentum in earnings we have achieved, the Board of Directors declared a dividend of $0.08 per common share, an increase of 14.3% from the dividend declared in the prior quarter."

OPERATING RESULTS

Net Interest Income

Net interest income totaled $8.7 million for the three months ended September 30, 2015, a 3.1% increase compared to the same period in 2014. For the nine months ended September 30, 2015, net interest income was $25.6 million, a 0.6% increase compared to the nine months ended September 30, 2014. Net interest margin on a fully tax-equivalent basis was 3.11% and 3.16% for the three and nine months ended September 30, 2015, compared to 3.13% and 3.20% for same periods in 2014. Despite higher average balances in loans during 2015 as compared to 2014, the effect of the flattening yield curve negatively impacted the Company's net interest margin for the three and nine months ended September 30, 2015 compared to the same periods in 2014. Maturing loans and securities were reinvested at lower rates; however, lowering rates on our deposits to the same extent was not feasible, and on a quarter to date basis, funding costs increased.

Provision for Loan Losses

The Company recorded a negative provision for loan losses, or a reversal of amounts previously provided, of $603 thousand for the three and nine months ended September 30, 2015, compared to a negative provision of $2.9 million for the three and nine months ended September 30, 2014. The negative provision in the third quarter of 2015 is the result of a recovery on a loan with prior charge-offs totaling $603 thousand. The negative provision recorded in the third quarter of 2014 resulted from several factors, including: 1) recoveries totaling $732 thousand of loan amounts previously charged off, 2) successful resolution of a loan in workout with a smaller charge-off than the reserve established for it of $1.2 million, and 3) significant improvement in asset quality metrics. Both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. For all periods presented, the favorable historical charge-off data combined with relatively stable economic and market conditions resulted in the conclusion that a negative provision could be recorded despite net charge-offs for the periods presented. Further, no additional reserves were needed on impaired loans or for the loan growth experienced during the periods.

Asset quality ratios have remained strong. The allowance for loan losses of $13.5 million at September 30, 2015, represents 1.77% of total loans and 83.2% of nonperforming loans. Coverage on nonperforming loans fell during the quarter due primarily to one credit that is adequately secured with real estate collateral and lease income generated by the property. Classified loans, defined as loans rated substandard, doubtful or loss, totaled $26.9 million at September 30, 2015, or approximately 3.5% of total loans outstanding, and decreased from $28.2 million at December 31, 2014, or 4.0% of loans outstanding.

Noninterest Income

Total noninterest income, excluding securities gains, totaled $4.8 million for the three months ended September 30, 2015, a 12.1% increase over the $4.3 million earned in the same period in 2014. For the nine months ended September 30, 2015, noninterest income, excluding securities gains, totaled $13.2 million, a 4.0% increase over the $12.7 million earned for the corresponding year to date period in 2014. Favorable real estate and interest rate market conditions led to the increases in mortgage banking revenues, which generated income of $837 thousand and $2.2 million for the three and nine months ended September 30, 2015, compared to $613 thousand and $1.6 million for the corresponding periods in 2014. Other income was $959 thousand and $2.1 million for the three and nine months ended September 30, 2015, representing increases of $411 thousand and $314 thousand over the same periods in 2014. Favorably influencing 2015 results were incremental gains on the sales of SBA and USDA loans totaling $170 thousand and $196 thousand for the three and nine months ended September 30, 2015, and incremental fees on early prepayments of loans totaling $132 thousand and $130 thousand for the same periods. Revenue associated with SBA and USDA loans sales, as well as prepayment fees, are dependent on market conditions.

Securities gains totaled $29 thousand and $1.9 million for the three and nine months ended September 30, 2015, compared to $469 thousand and $1.7 million for the same periods in 2014. For all periods, asset/liability management strategies and interest rate conditions resulted in gains on sales of securities, as market conditions presented opportunities to realize earnings on securities through gains, while funding the cash requirements of lending activity.

Noninterest expenses

Noninterest expenses totaled $11.2 million and $33.4 million for the three and nine months ended September 30, 2015, compared to $10.9 million and $32.6 million for the corresponding prior year periods.

Salaries and employee benefits increased 2.5% and 2.9% for the three and nine months ended September 30, 2015 compared to the corresponding periods in 2014, and totaled $6.1 million and $18.1 million. The 2015 results were impacted by merit increases as well as incentive based compensation, and, on a year-to-date basis, severance costs that totaled approximately $360 thousand that were recognized in the second quarter of 2015. Data processing costs of $1.4 million for the nine months ended September 30, 2015 compared to $1.2 million for the same period in 2014, is due to higher volumes and costs associated with more sophisticated product and service offerings. Professional services expenses, which includes legal fees, accounting and consulting, totaled $735 thousand and $2.1 million for the three and nine months ended September 30, 2015, compared to $653 thousand and $1.8 million for the same periods in 2014. Despite reducing our reliance on outside consultants during the year, professional fees have increases due to legal expenses associated with general corporate matters. Taxes, other than income, totaled $239 thousand and $691 thousand for the three and nine months ended September 30, 2015, an approximate 56.0% increase on a year-to-date basis compared to 2014 as Pennsylvania’s Bank Shares tax is based on shareholders’ equity at the beginning of the year. A combination of 2014’s earnings, and unrealized gains on securities, net of tax, resulted in the increase in this equity-based tax which is assessed each year on January 1. Advertising and bank promotion expense increased from $204 thousand and $847 thousand for the three and nine months ended September 30, 2014 to $471 thousand and $1.0 million for the same periods in 2015, and reflects the timing and advertising associated with the opening of our new full service branch in Lancaster and increased promotion of several of our products.

Offsetting the unfavorable variances were decreases in FDIC insurance premiums, occupancy, furniture and equipment expenses and collection and problem loan expenses. FDIC insurance premiums produced the greatest dollar and percentage decline, and totaled $201 thousand and $631 thousand for the three and nine months ended September 30, 2015, compared to $403 thousand and $1.2 million, a decline of 48.5% on a year-to-date basis. This decline in FDIC insurance premiums is due to a decrease in the assessment rate as the Company’s risk profile continued to improve. Occupancy, furniture and equipment expense of $1.3 million and $4.0 million for the three and nine months ended September 30, 2015 represented a decrease of $112 thousand and $253 thousand compared to the same periods in 2014, due principally to lower depreciation charges and the absence of any losses on disposal of equipment. During 2014, the Company incurred losses of $46 thousand for assets that were retired early. Collection and problem loan expense totaled $108 thousand and $306 thousand for the three and nine months ended September 30, 2015, representing decreases of $107 thousand and $227 thousand for the corresponding periods in the prior year. Similarly, real estate owned expenses also declined from $201 thousand and $261 thousand for the three and nine months ended September 30, 2014, to $42 thousand and $116 thousand for the corresponding periods in 2015. The declines in collection and problem loan and real estate owned expenses reflect improvement in the level of classified assets between the two periods.

Income Taxes

Income tax expense totaled $462 thousand and $1.5 million for the three and nine months ended September 30, 2015, compared to $24 thousand for the same periods in 2014. On a year to date basis through September 30, 2015, the effective tax rate was 18.9%. The Company’s effective tax rate differs from the statutory rate of 35.0% principally due to tax-free income, including interest earned on tax free loans and securities, and earnings on the cash surrender value of life insurance policies.

As of December 31, 2014, the Company recaptured its entire valuation allowance on deferred tax assets which had previously been established. It was determined that with significant improvements in asset quality, strengthened capital ratios, and nine consecutive quarters of profitability, combined with improving market and economic conditions, maintaining a valuation allowance was no longer required. As a result of the reversal of the valuation allowance in the fourth quarter of 2014, income tax expense has been incurred in 2015, whereas no provision for federal income taxes was required in the first three quarters of 2014, with the only 2014 expense being state income taxes.

FINANCIAL CONDITION

Assets totaled $1.3 billion at September 30, 2015, an increase of $83.9 million, or 7.0%, from December 31, 2014. Gross loans, excluding those held for sale, totaled $762.9 million at September 30, 2015, an increase of $57.9 million, or 8.2% (11.0% annualized), from $704.9 million at December 31, 2014. Growth was experienced primarily in the commercial real estate and residential mortgage loan segments.

Total deposits were $1.0 billion at September 30, 2015, a 10.3% increase from $949.7 million at December 31, 2014. Non-interest bearing deposits increased significantly, from $116.3 million at December 31, 2014 to $139.6 million at September 30, 2015. Deposit growth funded the loan and security growth, as well as allowed the Company to decrease its short-term borrowings.

Shareholders’ Equity

Shareholders’ equity totaled $134.7 million at September 30, 2015, an increase of $7.5 million, or 5.9%, from $127.3 million at December 31, 2014. This increase was primarily the result of net income of $6.4 million for the nine months ended September 30, 2015 and an increase in accumulated other comprehensive income of $1.6 million, offset partially by the purchase of treasury stock and dividends declared on common stock.

Effective January 1, 2015, the Basel III Capital Rules previously approved by the Board of Governors of the Federal Reserve System substantially revised the risk-based capital requirements applicable to the Company and the Bank, as compared to the U.S. risk-based capital rules which were in effect through December 31, 2014. Under the new guidelines, the Company and the Bank continue to meet all regulatory minimums required to be considered well-capitalized.

On September 14, 2015, the Board of Directors authorized a stock repurchase plan, in which the Company may repurchase up to approximately 416,000 shares in the open market. As of September 30, 2015, 8,813 shares were repurchased under the plan at an average cost of $16.62 per share.

Asset Quality

Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and other real estate owned totaled $18.3 million at September 30, 2015, an increase of $5.8 million from June 30, 2015, and an increase of $1.8 million, or 11.1% from December 31, 2014. In efforts by Company personnel to work through risk assets in order to reduce the risk of future credit losses in the portfolio, one relationship totaling $6.7 million was identified in the third quarter with potential weaknesses, and was moved to nonaccrual status. In connection with the evaluation of this impaired loan, it was determined that the Company was adequately secured, and no reserve allocation or partial charge-off was required at this time.

The allowance for loan losses totaled $13.5 million at September 30, 2015, a decrease of $1.2 million from $14.7 million at December 31, 2014, due to net charge-offs recorded during the period and a negative provision for loan losses of $603 thousand. As a result of the migration of the one relationship in the third quarter of 2015 to nonaccrual status and the decrease in the allowance for loan losses, the Company’s allowance coverage ratios declined. The allowance for loan losses to nonperforming loans totaled 83.2% at September 30, 2015 compared to 102.2% at December 31, 2014, and the allowance for loan losses to nonperforming loans and restructured loans still accruing totaled 78.4% at September 30, 2015, compared to 95.0% at December 31, 2014. Management believes the allowance for loan losses to total loans ratio remains strong at 1.77% at September 30, 2015.

Operating Highlights (Unaudited):
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014

Net income	$2,461	$5,177	$6,425	$10,028
Diluted earnings per share	$0.30	$0.64	$0.79	$1.24
Dividends per share	$0.07	$0.00	$0.14	$0.00
Return on average assets	0.77%	1.75%	0.70%	1.15%
Return on average equity	7.44%	19.92%	6.57%	13.61%
Net interest income	$8,713	$8,447	$25,626	$25,463
Net interest margin	3.11%	3.13%	3.16%	3.20%

Balance Sheet Highlights (Unaudited):
	September 30,	December 31,	September 30,
(Dollars in thousands, except per share data)	2015	2014	2014

Assets	$1,274,340	$1,190,443	$1,183,392
Loans, gross	762,858	704,946	680,374
Allowance for loan losses	(13,537)	(14,747)	(16,019)
Deposits	1,047,978	949,704	989,234
Shareholders' equity	134,728	127,265	106,518
Book value per share	16.21	15.40	12.89
Tangible book value per share (1)	16.18	15.35	12.83

(1) Supplemental Reporting of Non-GAAP-Based Financial Measures

Tangible book value per share is computed by dividing shares outstanding into tangible common equity. Management uses tangible book value per share because it believes such ratio is useful in understanding the Company’s capital position and ratios. A reconciliation of book value per share to tangible book value per share is set forth below.

	September 30,	December 31,	September 30,
(Dollars in thousands, except per share data)	2015	2014	2014

Shareholders' equity	$134,728	$127,265	$106,518
Less: Intangible assets	258	414	465
Tangible equity	$134,470	$126,851	$106,053

Book value per share	$16.21	$15.40	$12.89
Less: Intangible assets per share	0.03	0.05	0.06
Tangible book value per share	$16.18	$15.35	$12.83

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,	September 30,
(Dollars in thousands)	2015	2014	2014
Assets
Cash and cash equivalents	$34,272	$31,409	$35,737
Securities available for sale	394,251	376,199	402,563

Loans held for sale	4,117	3,159	4,164

Loans	762,858	704,946	680,374
Less: Allowance for loan losses	(13,537)	(14,747)	(16,019)
Net loans	749,321	690,199	664,355

Premises and equipment, net	24,242	24,800	25,293
Other assets	68,137	64,677	51,280
Total assets	$1,274,340	$1,190,443	$1,183,392

Liabilities
Deposits:
Non-interest bearing	$139,565	$116,302	$125,833
Interest bearing	908,413	833,402	863,401
Total deposits	1,047,978	949,704	989,234
Borrowings	79,406	101,554	71,265
Accrued interest and other liabilities	12,228	11,920	16,375
Total liabilities	1,139,612	1,063,178	1,076,874

Shareholders' Equity
Common stock	435	430	430
Additional paid - in capital	124,102	123,392	123,280
Retained earnings (accumulated deficit)	7,151	1,887	(17,227)
Accumulated other comprehensive income	3,207	1,576	55
Treasury stock	(167)	(20)	(20)
Total shareholders' equity	134,728	127,265	106,518
Total liabilities and shareholders' equity	$1,274,340	$1,190,443	$1,183,392

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Interest and dividend income
Interest and fees on loans	$7,912	$7,351	$22,988	$22,084
Interest and dividends on investment securities	1,973	2,126	5,693	6,579
Total interest and dividend income	9,885	9,477	28,681	28,663
Interest expense
Interest on deposits	979	924	2,536	2,840
Interest on borrowings	193	106	519	360
Total interest expense	1,172	1,030	3,055	3,200
Net interest income	8,713	8,447	25,626	25,463
Provision for loan losses	(603)	(2,900)	(603)	(2,900)
Net interest income after provision for loan losses	9,316	11,347	26,229	28,363

Noninterest income
Service charges on deposit accounts	1,381	1,375	3,873	4,056
Trust department and brokerage income	1,625	1,747	5,055	5,191
Mortgage banking activities	837	613	2,150	1,634
Other income	959	548	2,093	1,779
Investment securities gains	29	469	1,911	1,668
Total noninterest income	4,831	4,752	15,082	14,328

Noninterest expenses
Salaries and employee benefits	6,051	5,902	18,109	17,593
Occupancy, furniture and equipment	1,288	1,400	3,980	4,233
Data processing	491	460	1,438	1,209
Advertising and bank promotions	471	204	1,040	847
FDIC insurance	201	403	631	1,226
Professional services	735	653	2,067	1,829
Collection and problem loan	108	215	306	533
Real estate owned expenses	42	201	116	261
Taxes, other than income	239	129	691	443
Other operating expenses	1,598	1,331	5,010	4,465
Total noninterest expenses	11,224	10,898	33,388	32,639
Income before income tax	2,923	5,201	7,923	10,052
Income tax expense	462	24	1,498	24
Net income	$2,461	$5,177	$6,425	$10,028

Per share information:
Basic earnings per share	$0.30	$0.64	$0.79	$1.24
Diluted earnings per share	0.30	0.64	0.79	1.24
Dividends per share	0.07	0.00	0.14	0.00
Average shares and common stock equivalents outstanding	8,156,867	8,122,323	8,143,338	8,113,224

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Three Months Ended
	September 30, 2015			September 30, 2014
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$18,824	$21	0.44%	$14,677	$9	0.24%
Securities	399,163	2,178	2.16	410,716	2,151	2.08
Loans	756,271	8,183	4.29	686,644	7,646	4.42
Total interest-earning assets	1,174,258	10,382	3.51	1,112,037	9,806	3.50
Other assets	90,874			60,917
Total	$1,265,132			$1,172,954
Liabilities and Shareholders' Equity
Interest bearing demand deposits	$487,710	$226	0.18	$492,131	$212	0.17
Savings deposits	83,861	34	0.16	85,232	34	0.16
Time deposits	285,125	719	1.00	290,936	678	0.92
Short term borrowings	94,071	85	0.36	45,835	33	0.29
Long term debt	24,621	108	1.74	15,200	73	1.91
Total interest bearing liabilities	975,388	1,172	0.48	929,334	1,030	0.44
Non-interest bearing demand deposits	146,954			128,876
Other	11,642			11,544
Total Liabilities	1,133,984			1,069,754
Shareholders' Equity	131,148			103,200
Total	$1,265,132			$1,172,954
Net interest income (FTE)/net interest spread		9,210	3.03%		8,776	3.06%
Net interest margin			3.11%			3.13%
Tax-equivalent adjustment		(497)			(329)
Net interest income		$8,713			$8,447

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Nine Months Ended
	September 30, 2015			September 30, 2014
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$20,901	$64	0.41%	$13,324	$24	0.24%
Securities	375,212	5,961	2.12	418,663	6,819	2.18
Loans	738,204	23,805	4.31	679,042	22,975	4.52
Total interest-earning assets	1,134,317	29,830	3.52	1,111,029	29,818	3.59
Other assets	85,221			61,040
Total	$1,219,538			$1,172,069
Liabilities and Shareholders' Equity
Interest bearing demand deposits	$498,028	$671	0.18	$485,118	$604	0.17
Savings deposits	85,284	102	0.16	83,478	101	0.16
Time deposits	250,554	1763	0.94	304,436	2135	0.94
Short term borrowings	89,189	226	0.34	46,929	96	0.27
Long term debt	21,842	293	1.79	18,748	264	1.88
Total interest bearing liabilities	944,897	3,055	0.43	938,709	3,200	0.46
Non-interest bearing demand deposits	132,731			122,603
Other	11,146			12,037
Total Liabilities	1,088,774			1,073,349
Shareholders' Equity	130,764			98,720
Total	$1,219,538			$1,172,069
Net interest income (FTE)/net interest spread		26,775	3.09%		26,618	3.13%
Net interest margin			3.16%			3.20%
Tax-equivalent adjustment		(1,149)			(1,155)
Net interest income		$25,626			$25,463

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

Nonperforming Assets / Risk Elements (Unaudited)

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2015	2015	2014	2014

Nonaccrual loans (cash basis)	$16,266	$10,261	$14,432	$12,623
Other real estate (OREO)	1,022	1,062	932	1,128
Total nonperforming assets	17,288	11,323	15,364	13,751
Restructured loans still accruing	999	1,004	1,100	1,735
Loans past due 90 days or more and still accruing	0	171	0	0
Total risk assets	$18,287	$12,498	$16,464	$15,486

Loans 30-89 days past due	$1,964	$1,984	$1,612	$1,889

Asset quality ratios:
Total nonaccrual loans to loans	2.13%	1.37%	2.05%	1.86%
Total nonperforming assets to assets	1.36%	0.92%	1.29%	1.16%
Total nonperforming assets to total loans and OREO	2.26%	1.50%	2.18%	2.02%
Total risk assets to total loans and OREO	2.39%	1.66%	2.33%	2.27%
Total risk assets to total assets	1.44%	1.01%	1.38%	1.31%

Allowance for loan losses to total loans	1.77%	1.84%	2.09%	2.35%
Allowance for loan losses to nonaccrual loans	83.22%	135.00%	102.18%	126.90%
Allowance for loan losses to nonaccrual and restructured loans still accruing	78.41%	122.96%	94.95%	111.57%

Roll Forward of Allowance for Loan Losses (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2015	2014	2015	2014

Balance at beginning of period	$13,852	$20,425	$14,747	$20,965
Provision for loan losses	(603)	(2,900)	(603)	(2,900)
Recoveries	725	732	824	1,294
Loans charged-off	(437)	(2,238)	(1,431)	(3,340)
Balance at end of period	$13,537	$16,019	$13,537	$16,019

About the Company

With nearly $1.3 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services through twenty-two banking offices and two remote service facilities located in Cumberland, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF. For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, momentum in loan and deposit growth through the third quarter and our belief that we are well positioned to take advantage of industry consolidation in the region. Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to continue the momentum in loan and deposit growth or take advantage of industry consolidation in the region. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Form 10-K for the fiscal year ended December 31, 2014 and Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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